EXHIBIT 10.51

CONFIDENTIAL

Avecia Limited

PO Box 2 Belasis Avenue
Billingham Cleveland TS23 1YN

Tel: +44 (0)1642 364499
Fax: +44 (0)1642 364463
www.avecia.com

Luis Pena

Vice President - Product Development

Nuvelo Inc.

675 Almanor Avenue

Sunnyvale

CA 94085

USA

Our Ref:	Direct Line:	Direct Fax:	E-mail:	Date:

RJC/SCT	+44 1642 364001	+44 1642 364463	Stephen.taylor@avecia.com

Dear Sirs

Interim Agreement: Alfimeprase Project

Background

1.	Nuvelo Inc. (“Nuvelo”) wishes Avecia Limited (“Avecia”) to carry out a range of activities in relation to Alfimeprase (“the API”) which are referred to in this Interim Agreement as “the Project”, the details of which are more fully set out in the proposal attached hereto as Exhibit A (“the Proposal”), the terms of which are incorporated into this Interim Agreement.

2.	The parties are in negotiation for a definitive agreement anticipated to cover the activities under the Project, as well as Avecia’s supply of commercial quantities of the API during the initial 1 year after Nuvelo receives regulatory approval in the United States for the API (“the Definitive Agreement”). It is recognised however that, in order to meet the desired overall timescale for the Project, it is necessary for the Project to be commenced prior to execution of the Definitive Agreement. This Interim Agreement therefore sets out the interim terms and conditions on which the following portions of the laboratory program set out in section 2 of the Proposal, consisting of (i) Assessment and Planning, (ii) Transfer of process and assays, (iii) purchase of capital equipment set forth in Exhibit B, [and] (iv) Replicate 15L fermentation and purification runs[, and (v) GMP consultancy preparatory to GMP manufacture (collectively “the Initial Work”), will be carried out prior to execution of the Definitive Agreement.

Commencement and Conduct of the Initial Work

3.	Following signature of this Interim Agreement, Avecia shall commence the Initial Work in accordance with the terms and conditions of this Interim Agreement and Section 2 of the Proposal. In order for Avecia to carry out the Initial Work, Nuvelo shall carry out communication of the existing process for production of the API and associated data and intellectual property to Avecia necessary for the Initial Work in accordance with the terms and conditions of this Interim Agreement and Section 2 of the Proposal.

4.	Avecia shall carry out the Interim Work in accordance with the terms and conditions of this Interim Agreement and the Proposal with reasonable skill and care and no less than the level of skill and care to be reasonably expected of a professional provider of such services. Avecia also shall perform the Initial Work in compliance with all relevant professional standards and all applicable supranational, national or local laws, rules and regulations, including without limitation: (i) the United States Federal Food, Drug and Cosmetic Act, the regulations promulgated pursuant thereto, any non-U.S. equivalents thereof, and any successor laws, rules or regulations thereto; and (ii) the Rules and Guidance for Pharmaceutical Manufacturers and Distributors (UK) 2002 Annex 18 and Good Manufacturing Practices for Active Pharmaceutical Ingredients (ICHQ7A) as incorporated in the Federal Register Vol. 66 No. 186 in the USA.

Consideration

5.	Nuvelo shall pay to Avecia the following amounts at the following times:

Amount (£)	Deliverables	Payment Event
i) 105,000 in consideration for Avecia carrying out technical consultancy in relation to assessment and planning.	Commitment to secure staff to carry out project.	On signature of this Interim Agreement.

ii) 105,000 in consideration for Avecia carrying out technical consultancy in relation to transfer of process and assays.	Method transfer reports, gap analysis, action plan, process flow diagram, process description and time line.	Upon completion of transfer of process and assays.

iii) 50,000 in consideration for Avecia carrying out technical consultancy preparatory to GMP manufacture.	Commitment to secure manufacturing facility and investigate purchasing equipment.	On signature of this Interim Agreement.

iv) 109,000 in consideration for Avecia carrying out technical consultancy in relation to the 15L fermentation and purification runs.	Fermentation, purification and analytical comparability reports.	On completion of the replicate 15L fermentation and purification runs.

v) 300,000 in consideration for Avecia carrying out technical consultancy preparatory to GMP manufacture.	Weekly meetings updating on status of GMP preparation. Project plan with timings for centrifuge trials and GMP development batches	On 28th February 2005.

5.1	Payments to be made in accordance with this Section 5 shall be made in United States dollars. The currency exchange rate for such payments shall be calculated based upon the exchange rate quoted in the Wall Street Journal for the purchase of pounds using United States dollars on the calendar date the payment is due in accordance with this Section 5, or if no calendar date is stated, upon the date after the applicable payment is triggered in accordance with Section 5, that Nuvelo receives an invoice for the applicable payment. For any payment due for which no calendar date for payment is set forth above in this Section 5, such payment is due within 10 business days after Nuvelo’s receipt of the invoice for such payment.

6.	Any payment under this Interim Agreement is stated exclusive of UK VAT. It is the understanding of both parties that the technical consultancy services being provided under this agreement are outside the scope of UK VAT. However in the unlikely event that UK VAT does become payable, this shall be for the account of Nuvelo and Avecia will give assistance to Nuvelo to seek recovery of such tax paid from the UK HM Customs and Excise.

Purchase of Equipment

7.	In order for Avecia to provide technical consultancy services work under this Interim Agreement, it will be necessary for certain items of equipment (“the Equipment”) to be purchased by Avecia. Avecia will be authorised to proceed with the relevant services for which the Equipment is required on the following terms:

7.1	Avecia shall obtain, from an independent third party, at least 2 quotations for each item of Equipment and send a copy of the quotations by fax or email to Nuvelo and Nuvelo shall inform Avecia within 5 business days of receipt whether it authorises Avecia to proceed with the services for which the item of Equipment is required. In the absence of such approval, Avecia shall not proceed with the relevant services.

7.2	If Nuvelo gives its approval to the relevant quotation, Avecia shall be considered authorised to proceed with the relevant services and shall purchase the item of Equipment for such purpose. Any Equipment purchased by Avecia shall be dedicated to the Project, and shall not be used for any other use or purpose. Avecia shall keep the Equipment in good working order. The purchase price of the item of Equipment per the approved quotation shall thereupon form part of the consideration for the provision of the technical consultancy services by Avecia and Avecia shall invoice Nuvelo for: (i) such amount; and (ii) a sum equivalent to 10% of the cost of the Equipment as a handling fee (the “Handling Fee”). Nuvelo shall pay such invoices within ten (10) days of receipt.

7.3	Following completion or termination of the Initial Work or Project, whichever occurs first, at any time within 12 months following such completion or termination, Nuvelo shall be entitled to purchase all or any of the Equipment from Avecia for £1.00 in its then current condition, subject to payment of any outstanding fees by Nuvelo to Avecia in respect of work carried out under this Interim Agreement in accordance with the terms and conditions of this Interim Agreement and the Proposal.

7.4	Nuvelo shall provide to Avecia reasonable prior written notice of its wish to purchase the Equipment so as to minimize any unplanned facility downtime and Nuvelo shall be responsible for all commercially reasonable removal costs and expenses. If the removal is performed by Nuvelo personnel, Nuvelo agrees to pay for the making good of any damage caused to Avecia’s facility as a result of such removal. If the removal is performed by Avecia personnel, Avecia agrees to pay for the making good of any damage caused to the Equipment being removed as a result of such removal.

Confidentiality and Intellectual Property

8.	The provisions of the confidentiality agreement (“the CDA”) entered into, between the parties and dated 23rd September 2004 shall remain in full force and effect, except to the extent modified by the terms and conditions of this Interim Agreement. The obligations of confidentiality and non disclosure set forth in the CDA will continue for 7 years after the expiration or termination of this Interim Agreement, and the CDA shall not terminate or expire before the termination of this Interim Agreement. Avecia may use the Confidential Information solely for the purpose of the performance of the Initial Work. The CDA shall, with effect from the date hereof, be deemed to be extended to cover disclosures of information by either party pursuant to and subject to this Interim Agreement.

9.	Nothing in this Interim Agreement shall affect the ownership by either party of its Background IP or imply any licence to a party’s Background IP unless granted expressly. “Background IP” means any intellectual property owned by or in the possession of a party (and to which that party has the necessary rights): (a) at the date of this Interim Agreement; or (b) after the date of this Interim Agreement and either (i) acquired independently of the Project or (ii) developed independently of the Project by any employee of that party without use or reference to any of the Confidential Information of the other party (as defined in the CDA, as amended by this Interim Agreement) disclosed by the other party.

10.	Nuvelo shall own any and all intellectual property directly resulting from or arising out of the performance of the Initial Work (“New IP”), and Avecia shall assign all its rights in any such New IP to Nuvelo. Avecia represents and warrants that its employees and contractors are required to assign any inventions and discoveries resulting from or arising out of the performance of the Initial Work to Avecia, to enable Avecia to make the assignments set forth in this Section 10. Nuvelo hereby grants to Avecia a royalty-free, non-exclusive, world-wide licence, with power to sub-license, under New IP for use other than to make, have made, use, sell, offer for sale, import, keep and otherwise deal in the API.

Licenses and Warranties

11.	Nuvelo shall grant to Avecia a royalty free, non-exclusive licence to use any of its Background IP and the New IP necessary for the performance of the Initial Work for the purposes of carrying out the Initial Work, and for no other use or purpose (save, in respect of the New IP, as permitted under Section 10 of this Interim Agreement).

12.	Except as otherwise disclosed by Nuvelo to Avecia, Nuvelo represents and warrants that, to its knowledge as of the effective date of this Interim Agreement, Avecia’s application of Nuvelo’s Background IP or information provided to Avecia by Nuvelo for use in the performance of the Initial Work will not infringe the intellectual property of any third party.

13.	Avecia represents and warrants that, to its knowledge as of the effective date of this Interim Agreement, Avecia’s Background IP, to be used by Avecia in the performance of the Initial Work will not infringe the intellectual property of any third party.

14.	Avecia represents and warrants that it has not been debarred under Section 306 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §335a(a) or (b). In the event that Avecia becomes debarred, Avecia shall notify Nuvelo immediately.

Indemnification and Limitation of Liability

15.	Except as provided below in this Section 15, Nuvelo shall indemnify Avecia from and against any loss, claim, suit, liability, damages or expense, of whatsoever kind or nature (“Loss”), resulting from or arising out of: (i) actual or suspected infringement of the intellectual property of any third party arising from Avecia’s application of Nuvelo’s Background IP or information provided to Avecia by Nuvelo, in the performance of the Initial Work; (ii) Nuvelo’s use of any results of the Initial Work performed by Avecia hereunder (including API or other materials manufactured); or (iii) the negligence, willful misconduct or breach of any applicable laws or regulations by Nuvelo or its affiliates. Nuvelo shall have no obligation to indemnify Avecia for any Loss to the extent resulting from or arising out of: (a) the actual or suspected infringement of the intellectual property of any third party arising from Avecia’s application of Avecia’s Background IP or information not provided to Avecia by Nuvelo, in the performance of the Initial Work; (b) the negligence or willful misconduct of Avecia or any of its affiliates; (c) any breach of this Interim Agreement by Avecia or any of its affiliates; (d) any failure by Avecia or any of its affiliates to comply with applicable laws or regulations.

16.	Except as provided below in this Section 16, Avecia shall indemnify Nuvelo from and against any Loss resulting from or arising out of: (i) actual or suspected infringement of the intellectual property of any third party arising from Avecia’s application of Avecia’s Background IP in the performance of the Initial Work; (ii) Nuvelo’s use of any results of the Initial Work performed by Avecia hereunder (including API or other materials manufactured) to the extent Nuvelo’s use results in the actual or suspected infringement of the intellectual property of any third party arising from Avecia’s application of Avecia’s Background IP, in the performance of the Initial Work; or (iii) the negligence, willful misconduct or breach of any applicable laws or regulations by Avecia or its affiliates. Avecia shall have no obligation to indemnify Nuvelo for any Loss to the extent resulting from or arising out of: (a) the negligence or willful misconduct of Nuvelo or any of its affiliates; (b) any breach of this Interim Agreement by Nuvelo or any of its affiliates; (c) any failure by Nuvelo or any of its affiliates to comply with applicable laws or regulations.

17.	EXCEPT WITH RESPECT TO INDEMNITY UNDER SECTIONS 15 and 16 ABOVE OR ANY BREACH OF CONFIDENTIALITY IN ACCORDANCE WITH SECTION 8, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF OR RELATING TO THIS INTERIM AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

18.	NEITHER PARTY’S LIABILITY UNDER THIS INTERIM AGREEMENT WILL EXCEED THE TOTAL AMOUNT THAT WOULD BE DUE TO AVECIA UNDER THIS INTERIM AGREEMENT FOR THE INITIAL WORK.

Duration and Termination/Cancellation

19.	The term of this Interim Agreement shall be from the date of signature by both parties until the first to occur of entry into the Definitive Agreement, completion of the Initial Work or earlier termination. The parties may agree to extend the duration and scope of the work carried out under this Interim Agreement by written agreement. Sections 8, 9, 10, 15, 16, 17, 18, 19, 21, 22, 23, 25 and 26 survive the termination or expiration of this Interim Agreement for the period set forth therein, or if no period is specified, perpetually or the maximum permitted by applicable law.

20.	Nuvelo may terminate this Interim Agreement at any time with or without cause for its convenience, effective immediately upon written notice to Avecia. Avecia may terminate this Interim Agreement immediately upon written notice to Nuvelo if Nuvelo fails to pay an amount owed to Avecia under this Interim Agreement within 5 days of when it is due.

21.	Upon termination of this Interim Agreement, other than for termination by Nuvelo in connection with a breach by Avecia, Nuvelo will pay Avecia:

21.1	all sums due and payable up to the date of termination but not yet paid, but excluding any payments (other than the Handling Fee) due for Equipment: (i) that can be returned; or (ii) the ordering of which can be cancelled;

21.2	all reasonable costs already incurred by Avecia at the date of termination in accordance with the terms and conditions of this Interim Agreement and the Proposal and uncancellable expenses incurred by Avecia after termination which could not reasonably be avoided after a reasonable attempt by Avecia to mitigate such costs, including cancellation charges payable by Avecia to the seller of Equipment in respect of Equipment (i) that has been returned to the seller, or (ii) the order of which has been cancelled; and

21.3	if and only if the Agreement is terminated by Nuvelo other than for breach by Avecia, in consideration for technical consultancy services performed up to date of termination and in winding down and cancelling the Project, the Cancellation Fee set out in paragraph 14 below.

22.	The Cancellation Fee shall be a proportion of the total £2,951,000 fee for technical consultancy associated with GMP manufacture of development batches referred to in more detail in Section 3.2 of the Proposal (“the GMP Fee”), less any sums paid by Nuvelo in consideration for Avecia carrying out technical consultancy preparatory to GMP manufacture already received under this Interim Agreement at the date on which notice is given. The proportion shall be dependent on the date on which notice of termination is given in relation to the anticipated date for commencement of the GMP manufacturing stage. At the date hereof, the anticipated commencement date of GMP manufacture is 1st October 2005. In the event that the parties agree to change this date, the table below shall be amended accordingly.

22.1	The Cancellation Fee shall be calculated as follows:

If terminated between dates (2005)	Proportion of the GMP Fee (%)	Amount (£)
1 Feb to 28 Feb	10	295,100
1 Mar to 30 Mar	20	590,200
1 Apr to 30 Apr	30	885,300

22.2	Avecia shall make commercially reasonable efforts to raise revenue by utilising the production facility during the period during which the manufacturing stage was intended to take place but for early termination. Avecia shall refund to Nuvelo a sum equivalent to the revenue raised as a result of such alternative use up to a maximum of 80% of the Cancellation Fee paid.

22.3	Where the Cancellation Fee is less than the amount already paid to Avecia by Nuvelo under this Interim Agreement in consideration for technical consultancy preparatory to GMP manufacture, Avecia shall pay to Nuvelo the difference between the applicable Cancellation Fee and the amount already paid in consideration for technical consultancy preparatory to GMP manufacture.

23.	If Nuvelo terminates for Avecia’s unremedied breach or insolvency, Avecia shall refund to Nuvelo any monies paid to Avecia, less amounts paid for consultancy work done by Avecia in accordance with the terms and conditions of this Interim Agreement and the Proposal and not affected by the breach. In the event of a material error by Avecia in the performance of any portion of the Initial Work, Nuvelo is entitled to request Avecia to: (i) repeat the applicable portion at Avecia’s own cost or (ii) reimburse Nuvelo for the price for that particular portion of the Initial Work. The preceding provision does not limit Nuvelo’s rights under any provision of this Interim Agreement.

Definitive Agreement

24.	Avecia and Nuvelo agree to commence negotiations in good faith for a Definitive Agreement, such Definitive Agreement to contain, amongst other things, the timing of the fees payable during the remainder of the Project, a detailed description of the work to be undertaken during the Project, including detailed stage start/end trigger points, together with provisions relating to termination, liability, compliance with applicable law and regulations, confidentiality, quality assurance, indemnity and intellectual property ownership and access.

Governing Law & Miscellaneous

25.	This Interim Agreement is, and is intended by the parties to be, legally binding. This Interim Agreement is governed by, and should be construed in accordance with the laws of the U.S.

State of Delaware and the parties expressly agree to submit to the exclusive jurisdiction and venue of the Courts of Delaware.

26.	A waiver of any provision or right under this Interim Agreement will be in writing and will not constitute a waiver of any subsequent similar or dissimilar occurrence. If any provision of this Interim Agreement is held to be illegal, invalid, or unenforceable, the applicable provision is severed from this Interim Agreement and the remaining provisions remain in full force and effect.

27.	Avecia shall not subcontract any work under this Interim Agreement without Nuvelo’s prior written consent.

The parties to this Interim Agreement, by the signature of their duly authorized representatives below, have executed this Interim Agreement as of the last date set forth below.

For Avecia Limited

Signature:
SC Taylor (Dr)
General Manager, Biologics Business

Date:	21 January 2005

For Nuvelo, Inc.

Signature:	/s/ Michael D. Levy

Name:	Michael Levy

Position:	SR VP R&D

Date:	1.20.2005

7

Confidential	Subject to contract

PROPOSAL B2422.01 For Nuvelo Inc

Program to carry out technology transfer of the Alfimeprase

process, Process Characterization and Validation of

in-process and bulk API assays by Avecia and manufacture of

three GMP development batches and five conformance

batches of Alfimeprase in Avecia’s ABC 5000 facility.

Prepared by:

Avecia Biotechnology

22 November 2004

Avecia Biologics	Proposal B2422.01	ALFIMEPRASE validation program	Page 1 of 9

1.	INTRODUCTION

This proposal incorporates information from discussions held at Amgen over 2003/2004 and the recent meeting at with the Nuvelo team on 17 November 2004.

The proposal includes the activities listed below. It is unclear at this point what the exact scope of the program will need to be since data from Amgen has not been evaluated and assessed. However it is Avecia’s belief that most of the process characterisation and all the assay validation remains to be done.

•	Data assessment and planning activity

•	Transfer to Avecia of process and assays

•	Validation of in-process and bulk API assays by Avecia, 24 assays in total

•	Replicate 15L fermentation and purification runs to establish the process at Avecia

•	Laboratory scale process characterisation (content to be defined)

•	Two x 3000L fermentation batches to scale up the process and define centrifugation conditions

•	Purification of product (non-GMP) from the 3000L batch supernatant but at 15L scale

•	Three full scale GMP development batches – product to be supplied from one to two of them for clinical purposes.

•	Process confirmation using process intermediates from Engineering runs

•	Five conformance batches

This proposal is subject to agreement of formal contractual terms.

QUALITY ASSURANCE

Avecia operates its Quality System according to the Quality Policy as described in its Quality Manual. Avecia manufactures non-sterile bulk biologic Active Pharmaceutical Ingredients (API) in compliance with the Rules and Guidance for Pharmaceutical Manufacturers and Distributors (UK) 2002 Annex 18 and Good Manufacturing Practices for Active Pharmaceutical Ingredients (ICHQ7A) as incorporated in the Federal Register Vol 66 No 186 in the USA.

Avecia and Nuvelo will jointly approve a Quality Agreement which defines the roles and responsibilities and interaction of Avecia and Nuvelo when dealing with quality related issues during the manufacture of the API. The QA agreement shall be incorporated with, constitute a part of and be read in conjunction with the Contract between the two companies.

The content of the Quality Agreement will include:

•	Supplier management

•	Change control

•	Document management

•	Nonconformance system

•	Training

•	Internal audits

Avecia Biologics	Proposal B2422.01	ALFIMEPRASE validation program	Page 2 of 9

This list is illustrative only

2.	WORK PROGRAM

Assessment and Planning. Data from Amgen will be reviewed and evaluated and the scope and extent of the work required to complete the laboratory process characterisation package will be determined. This activity should be completed as soon as possible and will lead to definition of a detailed work program.

Transfer of process and assays. The process and assays will be transferred to and operated by Avecia.

Validation of in process and bulk API assays. Avecia has a list of assays that were to be used by Avecia and Amgen for in process and API analysis. The list is attached as Appendix 1. Following assessment of the Amgen data and in discussion with Nuvelo a final list of assays will be derived. A validation program can then be defined. In arriving at the costings below an assumption has been that all the current assays will be used and will need to be validated.

The features typically included in a validation by Avecia are given below.

specificity

precision (repeatability)

precision (intermediate)

linearity

range

accuracy

limit of quantitation

limit of detection

robustness

system suitability test

Replicate 15L fermentation and purification runs. It is our preference to carry out a number of replicate runs at 15L scale to establish data on the robustness and reproducibility of the process. These data will also be valuable in establishing a baseline for the process characterisation work.

It was felt that the effort and resource that would need to be devoted to 100L runs of the process would not be cost effective for the following reasons.

•	Scale up to 100L is only a small step towards 3000L and is unlikely to indicate performance at that scale.

•	It has been Avecia experience that 15L, 100L and 1000L runs have all given closely similar results.

•	Nuvelo already have data concerning performance of the process at 300L and Avecia 15L data can be compared with this and other laboratory scale fermentations carried out at Amgen.

In addition supernatant from the 3000L fermentation carried out to establish centrifuge conditions will be processed through the purification process at 15L scale to gain experience with plant produced material.

Avecia Biologics	Proposal B2422.01	ALFIMEPRASE validation program	Page 3 of 9

Fermentation scale up and Centrifuge trials. This was increasing felt to be a prudent step to take since it would;

•	provide the first data on fermentation performance at 3000L scale

•	provide early definition of centrifuge operating conditions which can only be determined empirically

•	give time for batch record modification and writing

•	allow greater chance that the first engineering batch would make useful product and de-risk that stage of the program

Laboratory scale purification of Alfimeprase from the supernatant produced will be carried out as mentioned above to confirm that product from the larger scale fermentation was comparable to that from laboratory fermentations and previously manufactured material.

Process characterisation. This work will be carried out concurrently with assay validation, the 3000L trial fermentation and GMP preparation. Analytical methods used for the process characterisation will be considered qualified. The program content will be agreed with Nuvelo once the Amgen data has been acquired and progress has been assessed. A process characterisation plan will be established and will be documented.

The purpose of the process characterization is to establish the operating parameters for the alfimeprase Process B. The studies will include fermentation operating parameters, harvest operating parameters, operation parameters for each chromatographic, dead end filtration and untrafiltration and diafiltration step.

NOTE No definite figure has been included in the costings since the extent of the program required is not known.

Validation Documentation

Documentation to support successful validation will be produced according to the Table below. Ahead of the Validation Campaign further changes may be made by agreement of Nuvelo and Avecia Quality Groups and the associated payment amended accordingly.

Document	Purpose	Accountable Function	Approving Functions (Final formal release by QA)
Validation Master Plan	Defines overview Validation strategy for Product	QA	QA,QC, M, R&D

Validation Sub Plans	Defines specific Validation plans for Project relating to Equipment Qualification Cleaning Validation Analytical Validation Process Validation Electronic systems Training	Various	QA,QC, M, R&D

Process Validation Sub Plan	Defines specific activities to be undertaken in Process Validation programme And links these to relevant technical reports and the Development Report	R&D	QA,QC, M, R&D

Avecia Biologics	Proposal B2422.01	ALFIMEPRASE validation program	Page 4 of 9

Process Validation Protocol

Document listing: Runs to be undertaken in the manufacturing campaign, the expected specification of material produced (and the acceptances ranges for this). Critical process control parameters and acceptance ranges.

The results derived from the process validation campaign shall be recorded in this document

		R&D	QA,QC, M, R&D

Process Validation Sub Plan Report	Report detailing and analysing the outcome and data derived from the process validation campaign	R&D Note Please. QA will make very strong input into this document	QA,QC, M, R&D

Validation Summary Report	Document Summarising and reviewing output from Validation Programme and formally closing it.	QA	QA,QC, M, R&D

Confirmation of Small Scale Process Characterisation

Intermediate samples will be taken at appropriate scale to allow for the confirmation of Process B at the 15 L scale. From DOE experiments performed during the initial process characterisation runs will be used to determine process extremes or failure points. The process extremes or failure points will be tested using the collected intermediates at small scale. The selection of the steps and ranges to be tested will be determined by risk analysis.

GMP development batches and conformance batches. Two to three overlapping GMP development batches are scheduled followed by an extended gap. Avecia and Nuvelo will continue to discuss the optimum period for this hold such that it will allow the data required for successful operation of the conformance batches to be obtained, final GMP documentation to be put in place and Avecia to make practical use of the time with another process.

The third GMP Development batch will be carried out immediately prior to the conformance batches. Since a long gap is planned after the end of GMP development batches it was felt more appropriate to and run one of the batches before the validation campaign rather than start up the process and immediately run a validation batch.

Five overlapping conformance batches will be run

Avecia Biologics	Proposal B2422.01	ALFIMEPRASE validation program	Page 5 of 9

3.	COST SUMMARY

3.1.	Laboratory Program

Activity	Price £000’s
Data acquisition and assessment	105
Process transfer into Avecia	105
Replicate 15L runs	109
Process characterisation Fermentation and downstream process	Up to 1000 depending on the work program required
Assay validation	1067
Total	1492 (+ process characterisation)

3.2.	Manufacturing

The freeze step at the DCCB stage has been retained since this allows fermenter purity checks to be carried out and results developed before loading the broth onto the first column.

Activity	Price £000s
Process transfer and preparation for large scale manufacture	260
Laboratory based cleaning studies note 1	10
2 x 3000L batches for centrifuge trials including small scale purification and PD support	1114
2 x GMP Development batches includes blank run and PD support	2951
Review period note 2	200
1 X GMP Development batch 5 x Conformance batches Overlapping batches, includes blank run and PD support	5397
Validation Master Plan/Protocols	50
Execution of validation plan including validation reports note 3	TBA
PAI Preparation and Inspection Quality and Regulatory Support FTE rate	£11K per month

NOTES

1.	Laboratory based cleaning studies will be required to establish the “cleanability” of Alfimeprase in relation to the protein used in cleaning validation studies. This work is costed at £10K. Further cleaning validation at a cost of £10K per item may be required if Alfimeprase proves more difficult to clean than this protein.

Avecia Biologics	Proposal B2422.01	ALFIMEPRASE validation program	Page 6 of 9

2.	The extended review period following the GMP Development batches will be a period of intense activity when product is analysed to ensure that the process is delivering product with the required specification, batch record logistics are reviewed to ensure smooth operation, any equipment modifications are implemented and documentation changes carried out.

3.	No costs have been attributed to this activity at this point since the content of the validation plan has not been defined. The Validation Master Plan will be drafted by Avecia and agreed with Nuvelo. Validation reports will be written at the end of the conformance batch campaign.

Compendial testing of raw materials can be carried out at a cost of £500 to £1000 per raw material depending on the tests required.

Raw materials, consumables, chromatography resins and UF membranes are not included in the above costs for the ABC5000 campaigns and will be charged on a pass through basis plus 10% for administration and handling.

In addition pre-agreed expenses associated with visits of Avecia technical personnel to Amgen or Nuvelo facilities will be charged back to Nuvelo

3.3	Capital

Work with Amgen on process fit established that a number of items of process specific equipment would be required to operate the Alfimeprase process. In addition Avecia would need to make certain plant modifications and provide items of a generic nature.

3.3.1	Process specific equipment.

Equipment	Estimated cost £000s
Lenticular depth filtration skid	200
Delipid filter skid	20
Columns (2 x 900mm)	200
UF cassette holder	25
Total	445

Qualification costs will be in addition to this sum. Amgen were investigating whether the equipment can be purchased at a lower price by them in the US and shipped to Avecia. The status of these enquiries is not known.

3.3.2	Generic modifications and equipment

Modification to fermenter control software

Trace heating on glucose line

Ammonia feed tank

Various tankage

0.2u filtration skid

Small UF rib (Sartorious Beta)

Avecia Biologics	Proposal B2422.01	ALFIMEPRASE validation program	Page 7 of 9

4.	ESTIMATED OVERALL TIMELINES

[ * ]

NOTE

The review period in Nov-05 to Jan 06 is illustrative only. Avecia and Nuvelo will continue to discuss the optimum period for this gap such that it will allow the data required for successful operation of the conformance batches to be obtained and Avecia to make practical use of the time.

5.	DRAFT MANUFACTURING SCHEDULE

[ * ]

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

APPENDIX 1. ASSAY LIST

[ * ]

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Exhibit B

Capital Equipment List

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*	Nuvelo desires that Avecia provide input with respect to these issues.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.